T. ROWE PRICE INSTITUTIONAL INTERNATIONAL FUNDS, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price Institutional International Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into one (1) new series of Common Stock to be designated the T. Rowe Price Institutional Global Value Equity Fund (the “New Series”).

 SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the dates indicated in the parentheses following the names of the respective series: T. Rowe Price Institutional International Growth Equity Fund (June 23, 1989 and as renamed on June 1, 2010), T. Rowe Price Institutional Emerging Markets Equity Fund (July 25, 2002), T. Rowe Price Institutional Global Equity Fund (April 19, 2006), T. Rowe Price Institutional Emerging Markets Bond Fund (September 14,2006), T. Rowe Price Institutional International Bond Fund (April 24, 2007), T. Rowe Price Institutional Africa & Middle East Fund (February 6, 2008), T. Rowe Price Institutional Global Large-Cap Equity Fund (July 24, 2008), T. Rowe Price Institutional Concentrated International Equity Fund (April 29, 2010), T. Rowe Price Institutional International Core Equity Fund (July 21, 2010), and T. Rowe Price Institutional Global Value Equity Fund (April 24, 2012). Each such series shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or the number of shares that could be issued by issuing all of the shares of any series currently or hereafter classified less the total number of shares then issued and outstanding in all of such series. Except as set forth below, all shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.

 THIRD: The following is a description of the preferences, conversion and other rights, powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each series or class of Common Stock of the New Series and any other class or series of Common Stock established after the date hereof. Except as set forth in this Article THIRD below, all shares of the New Series and any other class or series of Common Stock established after the date hereof shall have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter.

 With respect to all shares of the New Series and any other class or series of Common Stock established after the date hereof, the following clause shall apply in lieu of paragraph (B), clause (ii) of Article SEVENTH of the Charter:

 “Shares of each such class or series shall be redeemed at their net asset value determined as set forth in paragraph (C) of this Article SEVENTH as of such time as the Board of Directors shall have theretofore prescribed by resolution, less such redemption fee or sales charge, if any, as may be established by the Board of Directors in its sole discretion and disclosed in the current Prospectus or Statement of Additional Information for the Corporation. In the absence of such resolution, the redemption price of shares deposited shall be the net asset value of such shares next determined as set forth in paragraph (C) of this Article SEVENTH after receipt of such application.”

 FOURTH: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price Institutional International Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on April 24, 2012.

WITNESS:	T. ROWE PRICE INSTITUTIONAL INTERNATIONAL FUNDS, INC.
/s/ Patricia B. Lippert __________________________ Patricia B. Lippert, Secretary	/s/ David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Institutional International Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ David Oestreicher

____________________________

David Oestreicher, Vice President

Agmts\ArtSuppIGV.doc